Exhibit 5.1

Harney Westwood & Riegels LLP
3rd Floor, 1 Pemberton Row
London
EC4A 3BG
United Kingdom
Tel: +44 (0) 20 3752 3600
Fax: +44 (0) 20 3752 3695

15 January 2021
BY EMAIL
rachel.graham@harneys.com
+44 (0) 20 3752 3604
039181.0062.RAG

ReneSola Ltd

3rd Floor, 850 Canal St

Stamford, CT 06902

United States

Dear Sir or Madam

Renesola Ltd – Form F-3 Registration Statement

1	We are lawyers qualified to practise in the British Virgin Islands and have been asked to advise in connection with the Company’s preparation of a Registration Statement (the Registration Statement) on Form F-3 to be filed on the date hereof by the Company with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended, relating to the registration under the Securities Act of shares of no par value (the Shares) including Shares represented by American Depositary Shares, each of which represents ten Shares (ADSs), preference shares (the Preference Shares and, together with the Shares (including Shares represented by ADSs) and the Preference Shares, the Equity Securities, which term includes any shares or preference shares to be issued pursuant to the conversion, exchange or exercise of any other securities registered under the Registration Statement) and of debt securities of the Company, and any combination of the foregoing.

2	The Registration Statement contains a base prospectus covering the offering, issuance and sale by the Company of up to US$250,000,000 of our Equity Securities and debt securities (the Prospectus); and additional prospectus supplements may be issued by the Company pursuant to the Registration Statement in the future covering the offering, issuance and sale by the Company of Shares (the Placement Shares) that may be issued and sold under pursuant to sales or underwriting agreements entered into by the Company (the Agreements).

3	Based on the foregoing, and subject to the qualifications expressed below, our opinion is as follows:

(a)	Existence and Good Standing. The Company is a company duly registered with limited liability for an unlimited duration under the BVI Business Companies Act, 2004 (as amended), and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

Harney Westwood & Riegels LLP is a limited liability partnership registered in

England & Wales.

Reg. No. OC302285, VAT No. 795563084.

A list of partners is available for inspection at our offices.

Bermuda legal services provided through an association with Zuill & Co.

GB:5405279_1

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | London | Luxembourg | Montevideo São Paulo | Shanghai | Singapore | Vancouver harneys.com

(b)	Shares. The Company is authorised to issue a maximum of 800,000,000 no par value shares of a single class. When Equity Securities are issued as contemplated by the Registration Statement, the Resolutions each Equity Security will, (i) once consideration per share is received by the Company, and (ii) once the name of the shareholder is entered on the register of members of the Company as the holder of such share, be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof).

(c)	Placement Shares. The Placement Shares, to be issued and sold by the Company pursuant to the terms of the Agreements, have been duly authorized for issuance and when issued in the manner contemplated by the Agreements and the Resolutions, each Placement Share will, (i) once consideration per share is received by the Company, and (ii) once the name of the shareholder is entered on the register of members of the Company as the holder of such share, be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof).

(d)	Description of Share Capital. The statements contained under the heading “Description of Share Capital” in the Prospectus insofar and to the extent that they constitute a summary or description of the laws of the British Virgin Islands and a summary of the terms of the Shares and the memorandum and articles of association of the Company, are true and correct in all respects and nothing has been omitted from such statements which would make them misleading in any material respect.

(e)	Taxation. The statements relating to certain British Virgin Islands tax matters set forth under the heading “Item 10.E — Additional Information — Taxation” in the Company’s annual report on Form 20-F for the year ended December 31, 2019 filed with the Commission on April 28, 2020 (the Annual Report), which is incorporated by reference into and forms part of the Registration Statement, to the extent that they constitute statements of British Virgin Islands law, are accurate in all material respects and that such statements constitute our opinion.

(f)	Capacity and Power. The execution and delivery of the Agreements by the Company and the performance of its obligations thereunder, including the issue of the Placement Shares are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

(g)	No Conflict. The execution, performance and delivery of the Agreements do not violate, conflict with or result in a breach of:

a.	any of the provisions of the Company’s Memorandum and Articles of Association;

b.	any law or regulation applicable to the Company in the British Virgin Islands currently in force; or

c.	any existing order or decree of any governmental or regulatory authority or agency in the British Virgin Islands.

(h)	Due Execution. The Agreements when executed in accordance with the Resolutions will be duly executed for and on behalf of the Company.

(i)	Enforceability. Once executed and dated, the Agreements will be treated by the courts of the British Virgin Islands as the legally binding and valid obligations of the Company, enforceable in accordance with its terms.

(j)	Authorisation and Approvals. No authorisations, consents, orders, permissions or approvals are required from any governmental, regulatory or judicial authority or agency in the British Virgin Islands and no notice to or other filing with or action by any British Virgin Islands governmental, regulatory or judicial authority is required in connection with:

a.	the execution and delivery of the Agreements;

b.	the exercise of any of the Company’s rights under the Agreements;

c.	the performance of any of the Company’s obligations under the Agreements; or

d.	the payment of any amount under the Agreements.

(k)	Filings. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements that any document be filed, recorded or enrolled with any governmental, regulatory or judicial authority in the British Virgin Islands.

(l)	Judgment Currency. Any monetary judgment in a court of the British Virgin Islands in respect of a claim brought in connection with the Agreements is likely to be expressed in the currency in which such claim is made as such courts have discretion to grant a monetary judgment expressed otherwise than in the currency of the British Virgin Islands.

(m)	Taxes. There are no stamp duties, income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the British Virgin Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Agreements or on any payment to be made by the Company or any other person pursuant to the Agreements.

(n)	Interest. There is no applicable usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or performance by the Company of its obligations under the Agreements.

(o)	Enforcement of Judgments. Any final and conclusive monetary judgment for a definite sum obtained against the Company in the courts of the State of New York in the United States of America (the Court) would be treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

a.	the Court had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

b.	the judgment given by the Court was not in respect of penalties, fines, taxes or similar fiscal or revenue obligations;

c.	in obtaining judgment there was no fraud on the part of the person in whose favour judgment was given or on the part of the Court;

d.	recognition or enforcement in the British Virgin Islands would not be contrary to public policy; and

e.	the proceedings pursuant to which judgment was obtained were not contrary to the principles of natural justice.

(p)	Adverse Consequences. Under the laws of the British Virgin Islands, none of the parties to the Agreements (other than the Company) will be deemed to be resident, domiciled or carrying on any commercial activity in the British Virgin Islands or subject to any tax in the British Virgin Islands by reason only of the execution and performance of the Agreements, nor is it necessary for the execution, performance and enforcement of the Agreements that any such party be authorised or qualified to carry on business in the British Virgin Islands.

(q)	Choice of Law and Jurisdiction. The choice of the law of the State of New York in the United States of America (New York) as the proper law of the Agreements would be upheld as a valid choice of law by the courts of the British Virgin Islands and applied by such courts in proceedings in relation to the Agreements as the proper law thereof and the submission by the Company to the jurisdiction of the courts of New York is valid and binding as a matter of British Virgin Islands law.

(r)	Pari Passu Obligations. The obligations of the Company under the Agreements constitute direct obligations that (save as expressly subordinated thereby) rank at least pari passu with all its other unsecured obligations (other than those preferred by law).

(s)	Exchange Controls. There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the British Virgin Islands.

(t)	Sovereign Immunity. The Company is not entitled to claim immunity from suit or enforcement of a judgment on the ground of sovereignty or otherwise in the courts of the British Virgin Islands in respect of proceedings against it in relation to the Agreements and the execution of the Agreements and performance of its obligations under the Agreements by the Company constitute private and commercial acts.

(u)	Searches. No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph 3(d) of Schedule 1

On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 3(c) and (d) of Schedule 1, no currently valid order or resolution for liquidation of the Company and no current notice of appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs.

4	This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Agreements. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

5	We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references made to us in the Registration Statement and to references to us under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus.

Yours faithfully

Harney Westwood & Riegels LLP

SCHEDULE 1

Documents Examined

For the purpose of this opinion, we have examined the following documents and records:

1	a copy of the Amended and Restated Memorandum and Articles of Association and Certificate of Incorporation of the Company as registered with the British Virgin Islands Registry of Corporate Affairs on 11 December 2020 which our searches dated 13 January 2021 indicated were not subsequently amended;

2	a copy of the minutes of a meeting of the directors containing unanimous resolutions of the directors of the Company (the Board) dated 15 January 2021 approving, among other things, the form and filing of the Registration Statement and the entry into and execution of the Agreements (the Board Resolutions);

3	information revealed by our searches of:

(a)	the records and information certified by Harneys Corporate Services Limited, the registered agent of the Company, on 8 January 2021 of the statutory documents and records maintained by the Company at its registered office;

(b)	a copy of a certified copy of the share register of the Company as on 8 January 2021 certified as a true copy of the original share register on behalf of the Company’s registrars (the Share Register);

(c)	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on 6 August 2020; and

(d)	the records of proceedings on file with, and available for inspection on 6 August 2020 at the High Court of Justice, British Virgin Islands,

(the Searches),

(1 to 3 above are the Corporate Documents); and

4	a final draft copy of the Registration Statement; and

5	a final draft copy of the Prospectus.

The Corporate Documents, the Registration Statement and the Base Prospectus are collectively referred to in this opinion as the Documents.

SCHEDULE 2

Assumptions

(a)	Validity under Foreign Laws. That (i) each party to the Agreements (other than the Company) has the necessary capacity, power and authority to enter into the Agreements and perform its obligations thereunder, and each such party has duly executed the Agreements (ii) the Agreements constitute or will constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of New York by which law they are expressed to be governed; (iii) all formalities required under the laws of New York and any other applicable laws (other than the laws of the British Virgin Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

(b)	Choice of Laws. The choice of the laws of New York selected to govern the Agreements has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the British Virgin Islands) and the entry into and performance of the Agreements will not cause any of the parties thereto to be in breach of any agreement or undertaking.

(c)	Directors. The board of directors of the Company considers the execution of the Agreements and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Agreements which has not been properly disclosed in the Resolutions.

(d)	Bona Fide Transaction. No disposition of property effected by the Agreements is made for an improper purpose or wilfully to defeat an obligation owed to a creditor.

(e)	Solvency. The Company was on the date of execution of the Agreements able to pay its debts as they fall due, and entering into the Agreements will not cause the Company to become unable to pay its debts as they fall due.

(f)	Authenticity of Documents. All original Documents are authentic, all signatures, initials and seals are genuine, all copies of Documents are true and correct copies and the Agreements conform in every material respect to the latest drafts of the same produced to us and, where the Agreements have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

(g)	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete, and the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

(h)	Stamp Duty. The Company does not own (directly or indirectly) an interest in land in the British Virgin Islands.

(i)	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the property or assets of the Company.

(j)	Resolutions. The Resolutions remain in full force and effect.

(k)	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

(l)	Issuance of Shares. That the Company will have sufficient authorised but unissued shares to effect the issue of any of the Equity Securities at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any securities.

(m)	Preference Shares. That all necessary corporate action will be taken to authorise and approve any issuance of Preference Shares including, all necessary corporate action to establish one or more series of Preference Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof and, without limitation to the generality of the foregoing, the Registrar of Corporate Affairs in the British Virgin Islands will approve and register any and all required amendments to the memorandum and articles of association of the Company to reflect the creation of the Preference Shares along with any and all filings made to register the increase in the number of shares the Company is authorised to issue.

SCHEDULE 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors.

(b)	Limitation Periods. Claims under the Agreements may become barred under the Limitation Act 1961 relating to the limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off, estoppel or counterclaim.

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy.

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a British Virgin Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts.

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the British Virgin Islands determines such provisions to be penal.

(g)	Currency. A British Virgin Islands court retains a discretion to denominate any judgment in US dollars.

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process.

(i)	Award of costs. In principle the courts of the British Virgin Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the High Court will be applied in practice.

(j)	Inappropriate Forum. The courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Agreements in matters where they determine such proceedings may be tried in a more appropriate forum.

(k)	Financial Services Business. An agreement made by a person in the course of carrying on unlicensed financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act 2001.

2	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

3	Severability. The courts in the British Virgin Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

4	Several Remedies. In certain circumstances provisions in the Agreements that (i) the election of a particular remedy does not preclude recourse to one or more others, or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

5	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Agreements.

6	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

7	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

8	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

9	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

10	Shares. A Share is deemed to be issued when the name of the Shareholder is entered into the register of member of the Company.